Exhibit 10.4B

SECOND AMENDMENT TO THE

TEXTRON SPILLOVER SAVINGS PLAN

(Restatement effective January 3, 2010)

Textron Inc. maintains the Textron Spillover Savings Plan (the “Plan”), which was last restated effective January 3, 2010, and was amended by an unnumbered amendment dated December 28, 2011 (the first amendment). The Plan is hereby amended as set forth below, effective January 1, 2012.

1.            Section 1.06 of the Plan (definition of “Compensation”) is amended to read in its entirety as follows:

1.06                    “Compensation” means, for a Participant for a calendar year--

(a)                               For the Supplemental Matching Contribution described in Section 3.01(a), the compensation that is taken into account to calculate the Participant’s matching contributions under the Qualified Savings Plan for such calendar year; and

(b)                              For the Supplemental Retirement Contribution described in Section 3.02(a), the compensation that is taken into account to determine the Participant’s Additional Retirement Contribution under the Textron Savings Plan for such calendar year;

subject in each case to the following modifications:

(i)                                  Compensation under subsections (a) and (b), above, shall (1) include any annual compensation (other than commissions described in paragraph (ii), below) that would be included in the applicable compensation if the Participant’s deferral election under the Deferred Income Plan for Textron Executives were disregarded, and (2) be determined without regard to the Statutory Limit, and

(ii)                              Effective January 1, 2012, Compensation under subsections (a) and (b), above, shall not include commissions.

2.            Section 2.01 of the Plan (“Eligibility”) is amended to read in its entirety as follows:

2.01                    Eligibility. An employee of a Textron Company shall be eligible to participate in the Plan if (a) he is a United States citizen or resident, (b) he participates in a Qualified Savings Plan, (c) he receives Compensation (as defined in this Plan) for a Plan Year in excess of the compensation limit under IRC Section 401(a)(17) (as adjusted for changes in the cost of living), and (d) his matching contribution under the Qualified Savings Plan or his Additional Retirement Contribution under the Textron Savings Plan is limited by the Statutory Limit. An eligible employee shall become a Participant on December 31 of the first calendar year in which all of the requirements in the immediately preceding sentence are satisfied.

3.            Section 3.01(a) of the Plan (amount of supplemental matching contribution) is amended to read in its entirety as follows:

(a)                               Amount of Contribution. If a Participant contributes at least 10% of his eligible compensation to the Textron Savings Plan during a calendar year, the Participant’s Stock Unit Account under the Plan shall be credited with a supplemental matching contribution for such calendar year equal to the excess, if any, of (1) 5% (i.e., 50% of 10%) of the Participant’s Compensation for such calendar year, over (2) the Participant’s actual matching contribution for such calendar year under the Textron Savings Plan. If a Participant participates in a Qualified Savings Plan other than the Textron Savings Plan, the Participant shall he eligible to receive a comparable supplemental matching contribution in an amount sufficient to restore the portion of matching contributions lost for the calendar year because of the application of the Statutory Limit to eligible compensation under the Qualified Savings Plan; provided, however, that the matching contributions that would he available under the Qualified Savings Plan if not for the Statutory Limit shall be calculated based on Compensation under Section 1.06 (rather than eligible compensation under the Qualified Savings Plan). To be credited with a supplemental matching contribution for a calendar year, the Participant must be employed by a Textron Company on December 31 of such calendar year.

4.            Section 3.02(a) of the Plan (amount of supplemental retirement contribution) is amended to read in its entirety as follows:

(a)                               Amount of Contribution. If a Participant receives an Additional Retirement Contribution under the Textron Savings Plan for a calendar year and such Additional Retirement Contribution is limited by the Statutory Limit, the Participant’s Moody’s Account shall be credited with a supplemental retirement contribution for that calendar year equal to the excess, if any, of (1) the Additional Retirement Contribution that the Participant would have received for the calendar year if the amount of such Additional Retirement Contribution had been calculated based on the Participant’s Compensation under Section 1.06 (rather than Article 25 Compensation under the Textron Savings Plan), over (2) the Participant’s actual Additional Retirement Contribution under the Textron Savings Plan for the calendar year. The supplemental retirement contribution shall be credited to the Participant’s Moody’s Account as of the same date on which the Additional Retirement Contribution is contributed to the Textron Savings Plan. The Participant must be employed by a Textron Company on December 31 of the calendar year in order to receive a supplemental retirement contribution for that calendar year.

5.            The First Amendment to the Plan is attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officer.

TEXTRON INC.

Dated: December 21, 2012	By	/s/ Cheryl H. Johnson
Cheryl H. Johnson
Executive Vice President, Human Resources